Exhibit (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 24, 2015, relating to the financial statements and financial highlights which appear in the April 30, 2015 Annual Reports to Shareholders of PowerShares Exchange-Traded Fund Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

August 27, 2015